Exhibit 99.1

FOR IMMEDIATE RELEASE

NORTHWEST FINANCE EXECUTIVE SAYS

LABOR COST REDUCTIONS CRITICAL TO SURVIVAL

NEW YORK – (January 18, 2006) — Northwest Airlines’ (OTC: NWACQ.PK) David M. Davis, senior vice president - finance and controller, said the airline’s financial problems can be overcome only if a competitive cost structure can be implemented that will permit significant labor savings.

Davis’ remarks were prepared for presentation at the U.S. Bankruptcy Court for the Southern District of New York hearing today regarding Northwest’s motions, filed under Sections 1113(c) and 1114 of the Bankruptcy Code, asking the court to reject the company’s collective bargaining agreements with the Air Line Pilots Association (ALPA) and the Professional Flight Attendants Association (PFAA).  Yesterday, the hearing began on the company’s motions under Section 1113(c), as well as Section 1114 to modify its retiree employee benefits.

“We cannot continue to lose $4 to $5 million per day on top of the $14 billion debt and declining cash balance that we have.  Northwest’s cash and debt position is unacceptable and among the worst in the industry.  We have sold $1.6 billion in assets since 2001, yet have added $2.3 billion in debt.  At this rate, by the end of 2006, our cash balance will be less than $700 million without labor cost relief,” said Davis.

“Northwest’s pay per employee is the highest in the industry.  We must address our payroll of $3.6 billion along with work rule issues to make Northwest competitive.  The low-cost carriers (LCCs) represented only 8 percent of the market in 1990, today they represent 28 percent, and are forecast to control at least 37 percent of the domestic market by as soon as 2010.”

“The LCCs have 1,025 aircraft on order or option.  With these aircraft they are aggressively moving into Northwest markets and dropping fares, putting pressure on yields that have continued to decline for more than a decade,” Davis commented.

“Our competitors are rapidly deploying 70-100 seat aircraft in more than 100 of our markets.  No other legacy carrier has a lower percentage of regional departures in their operation and this too must change if we are going to be viable.  Work rules must not bind Northwest’s 34,000 employees from being competitive in the current environment.”

In summarizing his presentation, Davis said, “We believe our business plan is the correct path forward.  We need to reduce our fleet by 15 percent, reducing unprofitable flying and exit unprofitable markets which will save Northwest $400 million annually.”

“On our domestic network we must match the narrow-body fleet with demand.  Internationally, we must optimize our Atlantic schedule and add new routes in the Pacific as our Boeing 787s are delivered.  The introduction of the new technology Boeing 787 aircraft and expansion of the Airbus 330 fleet are estimated to improve profitability in excess of $150 million annually.”

“To buy these new aircraft we must produce sufficient cash to support up to $11 billion in capital requirements needed to achieve fleet renewal over the next 10 years.  However, none of this can be achieved without achieving permanent labor cost reductions with ALPA, the International Association of Machinists and Aerospace Workers (IAM) and PFAA unions and retirees,” Davis said.

The IAM, which represents Northwest’s ground employees, has agreed to present the company’s contract settlement proposal to its members for ratification. As a result of this agreement, IAM and Northwest asked the bankruptcy court judge to postpone IAM’s portion of the 1113(c) proceedings.

Achieving competitive labor costs is essential to the success of Northwest’s business plan.  The combination of competitive labor costs and completion of the other aspects of Northwest’s restructuring will allow the airline to be a successful long-term competitor and provide the most secure future for the company.

Northwest Airlines is the world’s fifth largest airline with hubs at Detroit, Minneapolis/St. Paul, Memphis, Tokyo and Amsterdam, and approximately 1,200 daily departures. Northwest is a member of SkyTeam, an airline alliance that offers customers one of the world’s most extensive global networks. Northwest and its travel partners serve more than 900 cities in excess of 160 countries on six continents.

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For more information pertaining to Northwest, media inquiries can be directed to Northwest Media Relations at (612) 726-2331 or to Northwest’s Web site at www.nwa.com.